BioSpecifics Technologies Corp. Announces Formal Pricing of
XIAFLEX® for the Treatment of Dupuytren’s Contracture in Japan

- Milestone payable upon commercial launch -

LYNBROOK, NY – August 31, 2015 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in Europe, today announced that XIAFLEX has been listed on the Japanese National Health Insurance (NHI) drug price standard for the treatment of patients with Dupuytren's contracture.

“Now that the XIAFLEX price standard has been listed in Japan, we look forward to the upcoming commercial launch, which we anticipate on September 16, 2015. XIAFLEX is the first, effective non-surgical treatment option available for this patient population in Japan,” commented Thomas L. Wegman, President of BioSpecifics. “We will receive a percentage of the $20 million milestone payment that our partner Endo will receive from Asahi Kasei upon the first commercial sale.”

Asahi Kasei Pharma Corporation (Asahi Kasei) has the rights to develop and market XIAFLEX, for the treatment of Dupuytren’s contracture and Peyronie’s disease in Japan, through an agreement with BioSpecifics' partner Endo International plc (Endo).

About Dupuytren's Contracture
Dupuytren's contracture is caused by an abnormal accumulation of collagen in the palm of the hand characterized by the formation of nodules or lumps in the early stages. As the disease progresses, a cord is formed and the fingers may become progressively contracted. Once the Dupuytren's collagen cord can be felt, it is referred to as a "palpable cord."

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Endo International plc (Endo), following the acquisition of Auxilium Pharmaceuticals, Inc. by Endo. Endo has the following partnerships outside the U.S. for XIAFLEX in Dupuytren's contracture and Peyronie's disease; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has marketing rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation has marketing rights in Japan. CCH is in clinical development for the treatment of several additional promising indications. Endo is managing the clinical development of CCH for frozen shoulder syndrome and cellulite as well as development in canine lipoma. BioSpecifics is currently managing the clinical development of CCH for the treatment of human lipoma and preclinical development for uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This release includes “forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements in this Report include statements concerning, among other things, the timing of the commercial launch of XIAFLEX in Japan; and BioSpecifics’ receipt of a milestone payment upon commercial launch of XIAFLEX in Japan. In some cases, these statements can be identified by forward-looking words such as “expect,” “believe,” “likely,” “continue,” “estimates,” “may,” “will,” “currently,” and “potential,” the negative or plural of these words, and other similar expressions. These forward-looking statements are the Company’s predictions based on its current expectations and its projections about future events. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements, including the ability of Endo and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Endo or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the protection of the Company’s intellectual property portfolio; the timing of regulatory filings and action; the receipt of any payments from Endo; and other risk factors identified in BioSpecifics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, its Annual Report on Form 10-K for the year ended December 31, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this presentation are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com